EXHIBIT 99.1

First Horizon Posts Adjusted Earnings of $42 Million and Adjusted EPS of $.18 for First Quarter(1)

Double-Digit Growth in Both Loans and Deposits, Key Legal Resolution Continue Momentum Into 2015

MEMPHIS, Tenn., April 17, 2015 (GLOBE NEWSWIRE) -- In the first quarter of 2015 First Horizon National Corp. (NYSE:FHN) saw solid loan and deposit growth at its First Tennessee regional bank, a rebound at its FTN Financial capital markets group and a settlement of a key issue related to the mortgage business the company sold in 2008. Capital levels remain very strong at First Horizon, and the company continued to smartly deploy capital through loan growth, share buybacks and dividend payments during the quarter.

"Our people continued to demonstrate strong performance across the board in the first quarter," said First Horizon Chairman and CEO Bryan Jordan. "They partnered with our customers to deepen relationships and did a great job of winning new customers. And they did it all with an eye on prudently managing expenses and investing in what matters to our customers."

Financial highlights

1Denotes non-GAAP information reconciled in the table below

  During the first quarter First Horizon reached an agreement in principle with the Department of Justice and the Department of Housing and Urban Development to settle potential claims related to underwriting and origination of FHA-insured mortgage loans. That agreement resulted in a $162.5 million pre-tax charge for the quarter, driving a net loss available to common shareholders of $76.7 million, or $.33 per diluted share. Excluding the litigation charge, net income available to common shareholders in the first quarter would have been $41.8 million1, or $.18 per diluted share1.
  First Tennessee, the regional bank, had a very strong start to 2015. Average loans were up 14 percent, average core deposits were up 9 percent and net income was up 31 percent year over year. Loans were up by double-digit percentages year over year in commercial, asset-based lending and commercial real estate.
  FTN Financial, the capital markets group, capitalized on its broad-based delivery system and product capabilities to improve average daily fixed income revenues 8 percent year over year and increase net income 47 percent.
  Asset quality trends continued to be favorable, with nonperforming assets down 31 percent and net charge-offs down 45 percent year over year.
  First Horizon is committed to improving its efficiency ratio, or what it costs the company to earn each dollar, while continuing to make strategic investments to improve its businesses. While consolidated expenses as reported were up compared to a year ago, they were down 2 percent1 year over year excluding the litigation charge.
  Capital levels remain very strong, with a common equity tier 1 ratio of 10.3 percent estimated for the quarter.

Consolidated Summary Results

				1Q15 Changes vs.
(Dollars in thousands, except per share data)	1Q15	4Q14	1Q14	4Q14	1Q14
Income Statement Highlights
Net interest income	$156,866	$159,050	$152,359	(1)%	3%
Noninterest income	129,413	119,598	140,073	8%	(8)%
Securities gains/(losses), net	276	--	5,657	NM	(95)%
Total revenue	286,555	278,648	298,089	3%	(4)%
Noninterest expense	376,221	207,309	218,044	81%	73%
Provision for loan losses	5,000	6,000	10,000	(17)%	(50)%
Income/(loss) before income taxes	(94,666)	65,339	70,045	NM	NM
Provision/(benefit) for income taxes	(22,261)	13,699	20,066	NM	NM
Net income/(loss)	(72,405)	51,640	49,979	NM	NM
Net income attributable to noncontrolling interest	2,758	2,980	2,813	(7)%	(2)%
Net income/(loss) attributable to controlling interest	(75,163)	48,660	47,166	NM	NM
Preferred stock dividends	1,550	1,550	1,550	*	*
Net income/(loss) available to common shareholders	$(76,713)	$47,110	$45,616	NM	NM
Common Stock Data
Diluted EPS	$(0.33)	$0.20	$0.19	NM	NM
Diluted shares (thousands)	232,816	235,448	237,401	(1)%	(2)%
Period-end shares outstanding (thousands)	233,499	234,220	236,586	*	(1)%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$16,732,123	$16,230,166	$15,119,461	3%	11%
Total deposits	18,638,554	18,068,939	16,672,743	3%	12%
Total assets	25,715,888	25,668,187	23,946,116	*	7%
Total liabilities	23,216,631	23,086,597	21,404,324	1%	8%
Total equity	2,499,257	2,581,590	2,541,792	(3)%	(2)%
Asset Quality Highlights
Allowance for loan losses	$228,328	$232,448	$247,246	(2)%	(8)%
Allowance / period-end loans	1.36%	1.43%	1.64%
Net charge-offs	$9,120	$12,193	$16,563	(25)%	(45)%
Net charge-offs (annualized) / average loans	0.23%	0.30%	0.45%
Non-performing assets (NPA)	$236,798	$241,512	$345,520	(2)%	(31)%
NPA % (a)	1.37%	1.44%	1.87%
Key Ratios & Other
Return on average assets (annualized) (b)	(1.15)%	0.83%	0.85%
Return on average common equity (annualized) (c)	(14.04)%	8.26%	8.63%
Net interest margin (d)	2.74%	2.86%	2.88%
Efficiency ratio (e)	NM	74.40%	74.56%
Tier 1 ratio (f)	11.79%	14.46%	14.26%
Market capitalization (millions)	$3,336.7	$3,180.7	$2,919.5
Certain previously reported amounts have been reclassified to agree with current presentation.
NM - Not meaningful
* Amount is less than one percent.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis assuming a statutory federal income tax rate of 35 percent and, where applicable, state income taxes.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Use of non-GAAP measures

Certain measures are included in this release that are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S.  First Horizon's management believes such measures are relevant to understanding the results of the company. The non-GAAP items presented in this release are net income available to common shareholders excluding the litigation charge, diluted earnings per share excluding the litigation charge and noninterest expense excluding the litigation charge. These measures are reported to First Horizon's management and board of directors through various internal reports. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

Non-GAAP to GAAP Reconciliation

Quarterly, Unaudited

(Dollars and shares in thousands, except per share data)	1Q15	1Q14	1Q15 vs 1Q14

Net Income Available to Common Excluding Litigation Charges (Non-GAAP)
Income/(loss) before income taxes (GAAP)	$ (94,666)
Less: Litigation and regulatory matters expense (GAAP)	(162,500)
Adjusted income/(loss) before income taxes (Non-GAAP)	67,834
Adjusted provision/(benefit) for income taxes (Non-GAAP) (a)	21,754
Adjusted net income/(loss) (Non-GAAP)	46,080
Net income attributable to noncontrolling interest (GAAP)	2,758
Preferred stock dividends (GAAP)	1,550
Adjusted net income/(loss) available to common shareholders (Non-GAAP)	$ 41,772

Adjusted diluted shares (thousands) (Non-GAAP) (b)	235,120
Adjusted diluted EPS (Non-GAAP)	$ 0.18

Noninterest Expense Excluding Litigation Charges (Non-GAAP)
Noninterest Expense (GAAP)	$ 376,221	$ 218,044
Less: Litigation and regulatory matters expense (GAAP)	162,500	90
Adjusted Noninterest Expense (Non-GAAP)	$ 213,721	$ 217,954	(2)%
(a) Calculated using an effective tax rate of 32.07 percent.
(b) Because FHN recognized a net loss available to common shareholders in first quarter 2015, potentially issuable shares are excluded from diluted shares because they are antidilutive. Excluding the litigation charge, FHN would have recognized net income available to common shareholders. As a result, adjusted shares are presented in order to include the dilutive impact of potentially issuable shares.

Conference call

Management will hold a conference call at 8:30 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.FirstHorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:15 a.m. by dialing 888-317-6003 and entering pin number 3675257. The number for international participants is 412-317-6061. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 8:00 a.m. May 4. To listen to the replay, dial 877-344-7529 or 412-317-0088. The access code is 10063966. The event also will be archived and available on the website by midnight Central Time tomorrow.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

Fixed Income Materials

First Horizon will post additional materials for fixed income analysts May 1 in the investor relations section of www.FirstHorizon.com First Horizon will also provide these materials to analysts at upcoming meetings. The fixed income materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K reports. First Horizon disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 26 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has one of the highest customer retention rates of any bank in the country, and FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional customers. First Horizon has been recognized as one of the nation's best employers by Forbes, American Banker and Working Mother magazines. More information is available at www.FirstHorizon.com.

FHN-G

CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Kim Cherry, (901) 523-4380